EXHIBIT 10.6

AGREEMENT FOR PROFESSTIONAL SERVICES

    by and between

TRUSSNET USA, INC. (a Nevada corporation)

and

TRUSSNET USA, INC. (a Delaware Corporation)

Agreement for Professional Services

This Agreement for Professional Services ("Agreement") is entered into as of April 10, 2008 ("Effective Date") by and between Trussnet USA, Inc., a Nevada corporation (“TNN”), and Trussnet USA, Inc., a Delaware corporation (“TND”).  TNN and TND are hereinafter referred to individually as a "Party" and collectively as "Parties."

RECITALS

A.
TND and its affiliated companies worldwide are in the business of designing, developing, operating, and providing managerial services for the construction of wireless telecommunications facilities globally and maintaining the same;

B.	TNN is in the process of acquiring, designing, developing operating and maintaining wireless telecommunications facilities in South America, Europe, Russia and the People’s Republic of China (“PRC”);

C.
CECT-Chinacomm Communications Co. Ltd. (“Chinacomm”) is a telecommunications operator which holds licenses for the use of 3.5GHz spectrum to deploy, maintain and operate a wireless telecommunications broadband network in 29 cities throughout the PRC;

D.
TNN has agreed to provide financial and professional assistance to Chinacomm for building, deploying and operating Chinacomm’s 3.5GHz wireless telecommunications broadband network in the 29 cities throughout the PRC; and

E.
TND has agreed to provide professional services to TNN to fulfill its contractual obligations to Chinacomm for building, deploying and operating Chinacomm’s 3.5GHz wireless telecommunications broadband network in the 29 cities throughout the PRC in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.     Term of this Agreement

The term of this Agreement shall be for two years, effective as April 10, 2008 and expiring April 9, 2010 (“Term”).  Notwithstanding the foregoing, either party to this Agreement shall have the right to terminate the Term of this Agreement by providing the other party with sixty (60) days prior written notice of its desire to terminate the Agreement.  TNN shall be obligated to pay for Services provided by TND to TNN during the sixty (60) day notice of termination period.

3.      Services to be Performed by TND

TND shall perform the following professional services (the “Services”) as an independent contractor to TNN in connection with the deployment of the wireless telecommunications broadband network in the 29 cities in the PRC: (i) architectural and engineering services; (ii) project management services; (iii) site acquisition services: (iv) deployment supervision services; (v) general administrative services to the extent not otherwise included in the charge for Services; and (vi) any other professional services TNN deems necessary to fully deploy Chinacomm’s wireless telecommunications broadband network in the 29 cities in the PRC.

4.     Payment

TNN shall pay TND for the Services it provides to it at TND’s standard hourly rates and/or based upon a fixed fee for specific Services.  Hourly time charges are subject to change by TND upon thirty (30) days prior written notice to TNN. Within ten (10) days after the end of each calendar month during the Term of this Agreement, or at such other intervals as TNN and TND mutually agree, TND shall submit an invoice to TNN, generally describing the Services during the prior month or agreed upon time interval and identifying the amount of compensation due TND for the Services it has provided to TNN.   TNN shall pay TND’s invoice for the Services performed within thirty (30) days of receipt thereof by TNN, unless the Parties mutually agree upon a different payment schedule.

5.     State and Federal Taxes

TND shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government, as a result of remuneration paid to TND for performance of the Services.  This includes income, Social Security, Medicare and self-employment taxes.  TND shall also pay all unemployment contributions related to the performance of the Services.  TND shall defend and indemnify TNN with regard to any such payments.

6.     Fringe Benefits

Neither TND nor any of its employees shall be eligible to receive any employee benefits from TNN, including, but not limited to, medical, dental, vision, long-term disability, accidental death and dismemberment, flexible spending account, mental health services, family and medical care leave benefits, vacation benefits and participation in any TNN 401 (k) plan.

7.     Independent Contractor Status

The Parties intend TND to act as an independent contractor in the performance of the Services.  TND shall have the right to control and determine the methods and means of performing the Services.  TND shall use his own expertise and judgment in performing the Services.

8.    Equipment and Supplies

TND, at its sole expense, shall provide all equipment, tools and supplies necessary to perform the Services.

9.     Expenses

TND shall be responsible for all expenses required for the performance of the Services.

10.   Confidential Information

In order to assist TND in the performance of the Services, TNN may supply TND, from time to time, with confidential information concerning TNN and its operations, customers and suppliers, hereinafter referred to as “Confidential Information.”  TND shall hold confidential and not disclose to others, either directly or indirectly, any and all Confidential Information, propriety information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, financial data and other business information which may be learned from TNN before and during the term of this Agreement (collectively, “TNN Confidential Information”), unless the same have been furnished directly to TND by TNN and TND is advised in writing by TNN that such information is not TNN Confidential Information.  TND acknowledges that the terms and conditions of this Agreement are deemed confidential by TNN and agrees not to disclose any information regarding it to any third party, without TNN’s prior written consent.  All documents containing TNN Confidential Information shall be returned to TNN, and no copies shall be retained by TND upon the termination or expiration of this Agreement.  Not withstanding the foregoing, such duty of confidentiality shall not extend to information which is or comes into the public domain, is rightfully obtained from third parties under a duty of confidentiality, or which is independently developed without reference to TNN’s Confidential Information.  The duties of confidentiality imposed by this Agreement shall survive any termination or expiration of this Agreement for a period of three (3) years.  All data and information developed by TND (including notes, summaries, and reports), while performing the Services, shall be kept strictly confidential and shall not be revealed to third parties, without TNN’s prior written consent thereto. All such data and information shall be delivered to TNN by TND at the request of TNN.

11.   Dispute Resolution

If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the Parties. The Parties shall share the costs of the mediator equally.  Each Party shall cooperate fully and fairly with the mediator, and shall attempt to reach a mutually satisfactory compromise of the Dispute.  If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 11.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), sitting in Orange County, California, for resolution by a single arbitrator acceptable to both Parties.  If the Parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration.  The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence.  The award of such arbitrator shall be final and binding on the Parties, and may be enforced by any court of competent jurisdiction.  In the event of arbitration to resolve a Dispute or enforce an arbitrator’s award, the prevailing Party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing Party involved therein.

12.  Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

TND shall not assign any of its rights under this Agreement or delegate any of its responsibilities without the prior written consent of TNN, which may be exercised in its sole discretion. This Agreement binds and benefits the heirs, successors and assignees of the Parties to this Agreement, subject to the prohibition on assignments contained in this Section 12.

13.  Notices

All notices, requests and demands to or upon a Party hereto, to be effective, shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered and received: (a) on the date indicated on the receipt, when delivered by personal delivery against receipt or by certified or registered mail; (b) one business day after deposit with an overnight courier; or (c) in the case of facsimile notice, when sent. Notices shall be addressed as follows:

       Trussnet USA, Inc. (Nevada)
8105 Irvine Center Drive, Suite 800
Irvine, California 92618
Fax No. (949) 453-1822
Attention: George Alvarez

Trussnet USA, Inc. (Delaware)
8105 Irvine Center Drive, Suite 820
Irvine, California 92618
Fax No. (949) 453-1882
Attention: Mr. Christopher B. Young

14.  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without resort to California’s conflict-of-laws rules.

15.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to be one and the same agreement.

16.  Waiver

If one Party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given.  If any Party fails to exercise or delays exercising any of its rights or remedies under this Agreement, the Party retains the right to enforce that term or provision at a later time.

17.  Severability

If any court determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable, and such provision shall be modified, amended or limited only to the extent of necessary to render it valid and enforceable.

18.  Entire Agreement and Modification

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of this Agreement with respect to its subject matter. This Agreement may not be amended, except in writing signed by both Parties.

Trussnet USA Inc. (Nevada)

By: _____________________________________
Printed Name: George Alvarez
Title: President
Dated: April 10, 2008

    Trussnet USA, Inc. (Delaware)

By: _____________________________________
Printed Name: Christopher B. Young
Title: Chief Operating Officer
Dated: April 10, 2008